Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

May 18, 2010
Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 46 cents per share payable on July 1, 2010, to shareholders of record at the close of business June 15, 2010. Today’s declaration increases the total dividend paid in 2010 to 91 cents per share, a 1.1% increase from 2009.

Donald E. Smith, Chairman, noted that the corporation’s performance has made it possible to increase dividends to shareholders for 22 consecutive years.

“The ability to reward our shareholders with increased dividends is a testament to the Corporation’s success at generating solid earnings during what is perhaps the most challenging economic environment in the past 50 years,” Smith said, “As always, we remain committed to operating in a safe and sound manner that allows us to provide positive returns without taking excessive risk.”

First Financial Corporation is the holding company for First Financial Bank N.A., with 54 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.